                                   EXHIBIT 2

     AGREEMENT dated September 26, 1997, between Dataware Technologies Inc., a Delaware corporation ("Dataware"), and Information Handling Services Group Inc., a Delaware corporation ("IHSG").

     WHEREAS Dataware and certain of its subsidiaries are engaged in the services business of converting customer data to various electronic formats and building CD-ROM products, websites and other electronic products for customers;

     WHEREAS IHSG owns all of the issued and outstanding capital stock of Creative Multimedia Corporation, an Oregon corporation ("CMC"); and

     WHEREAS Dataware desires to acquire the capital stock of CMC from IHSG, and IHSG desires to acquire the Dataware Services Business, as defined below, from Dataware.

Accordingly, Dataware and IHSG agree as follows:

1.   DEFINITIONS.  The following shall have the meanings set forth below:
     -----------

"Acquired Dataware Assets" means all right, title and interest in and to all of the assets of Dataware and Dataware UK listed on Schedule 1.1 (other than any
                                                 ------------
assets not material to the Dataware Services Business that have been disposed of in the ordinary course of business) and any other assets of Dataware and Dataware UK used in the Dataware Services Business, other than (i) the computer software and intellectual property to be licensed to IHSG pursuant to the Distribution Agreement, (ii) Dataware's company-wide internal management information systems ("DTIS"), (iii) desk-top productivity and other off-the-shelf software licensed from third parties on standard terms ("Third-Party Software"), and (iv) trademarks, service marks, and trade names (other than any that are used primarily in connection with the Dataware Services Business).

"Assumed Dataware Contract Obligations" means the obligation to complete performance after the Closing Date under the contracts of Dataware and Dataware UK arising out of the Dataware Services Business which are listed on Schedule
                                                                      --------
1.2, except and so long as any such contracts cannot by their terms be assigned
---
to IHSG.

"Assumed Dataware Payables" means the trade payables of Dataware and Dataware UK related to the Dataware Services Business incurred in the ordinary course of business and outstanding on the Closing Date in accordance with the ordinary and customary practices of Dataware and Dataware UK.

"Assumed Liabilities" means the Assumed Dataware Contract Obligations, the Assumed Dataware Payables, the CMC liabilities listed in Section 4.2, and IHSG's obligations under Section 9.7(ii) with respect to contracts listed on Schedule
                                                                      --------
1.2.
---

"Balance Sheet Dataware Receivables" means the accounts receivable of Dataware, Dataware UK, and the Dataware Subsidiaries related to the Dataware Services Business outstanding on July 31, 1997.

"Closing Date CMC Receivables" means the accounts receivable of CMC outstanding at the close of business on the Closing Date.

"Closing Date Dataware Receivables" means the accounts receivable of Dataware, Dataware UK, and the Dataware Subsidiaries related to the Dataware Services Business outstanding at the close of business on the Closing Date.

"CMC Options" means options to purchase shares of CMC Stock issued pursuant to the CMC Employee Stock Option Plan.

"CMC Stock" means the issued and outstanding capital stock of CMC.

"Dataware Subsidiaries' Stock" means the issued and outstanding capital stock or other equity interest of the Dataware Subsidiaries.

"Dataware Services Business" means the services business heretofore engaged in by Dataware (at its offices located in Boulder, Colorado and through certain personnel listed on Schedule 12.9(a) who are located elsewhere), Dataware UK and
                    ----------------
the Dataware Subsidiaries by using the Acquired Dataware Assets and the assets of the Dataware Subsidiaries and the computer software and intellectual property to be licensed to IHSG pursuant to the Distribution Agreement to perform contracts of the type comprising the Assumed Dataware Contract Obligations and that fulfilled the contracts reflected on Schedule 12.8.
                                          -------------

"Dataware Subsidiaries" means Dataware Technologies GmbH, Dataware Technologies, S.r.l., Dataware Technologies Pty Ltd., Dataware Technologies AB, and Dataware Technologies Limited.

"Dataware UK" means Dataware Technologies (UK) Ltd.

"Distribution Agreement" means the Distribution Agreement in the form of Exhibit A hereto.

"including" means including, without limitation.

"Losses" means all losses, damages, liabilities, claims, demands, judgments, settlements, actual costs and expenses (including reasonable attorneys' fees but excluding lost profits, exemplary damages or opportunity costs), whether or not arising out of third party claims.

"Taxes" or "Tax" means any federal, state, local, provincial or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, ad
                                                                        --
valorem, transfer, registration, value added, alternative or add-on minimum,
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estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereof.

"Transaction Documents" means this Agreement and all other agreements, instruments, certificates and documents contemplated hereby.


2.   TRANSFER OF CMC STOCK; SUBSTITUTION OF CMC OPTIONS.
     --------------------------------------------------

2.1 At the closing referred to in Section 7 (the "Closing"), IHSG shall sell, assign, transfer and deliver to Dataware the CMC Stock, free and clear of all claims, liens, charges, security interests or other encumbrances.

2.2 At the Closing, Dataware will replace the CMC Options (which shall be terminated) with options (the "Dataware Options") to purchase shares of Dataware common stock, $0.01 par value, under the Dataware Technologies 1993 Equity Incentive Plan (the "Dataware Plan"), each Dataware Option to be exercisable for that number of shares of Dataware common stock as is determined by multiplying the number of shares of CMC Stock subject to the respective CMC Option by .10

     (and rounding to the nearest whole number), to have an exercise price per share equal to the fair market value of Dataware common stock on the Closing Date, to have the same term and vesting provisions as the respective CMC Option, and otherwise to be on the terms of the Dataware Plan.


3.   TRANSFER OF ACQUIRED DATAWARE ASSETS.  At the Closing, Dataware shall, and
     ------------------------------------
shall cause Dataware UK to, sell, assign, transfer and deliver to IHSG, or to one or more IHSG subsidiaries designated by IHSG, the Acquired Dataware Assets, free and clear of all claims, liens, charges, security interests or other encumbrances.


4.   OBLIGATIONS ASSUMED BY IHSG.
     ---------------------------

4.1 At the Closing, IHSG shall assume and agree to perform the Assumed Dataware Contract Obligations and its obligations under Section 9.7(ii) and the obligation to pay the Assumed Dataware Payables. IHSG shall not assume any obligations or liabilities of Dataware or Dataware UK relating to the Dataware Services Business, whether presently existing or contingent, other than those included in the Assumed Liabilities. Dataware and Dataware UK shall retain, perform and discharge all obligations and liabilities arising out of or relating to the Dataware Services Business, other than those included in the Assumed Liabilities.

4.2  At the Closing, IHSG shall assume from CMC and agree to perform:

     (i)   the leases described on Schedule 4.2;
                                   ------------

     (ii) all obligations, if any, to pay minimum guaranteed royalties under all agreements under which CMC has licensed content and agreed to develop and/or distribute CD-ROM or other electronic products based on such content ("branded content agreements"), to the extent such minimum guaranteed royalties exceed the actual royalties paid by CMC based on sales of such products after the Closing; and

     (iii) all obligations and/or liabilities of CMC pursuant to the Agreement dated June 7, 1995 between IHSG, CMC and IHS Acquisition Subsidiary, Inc.

5.   TRANSFER OF DATAWARE SUBSIDIARIES' STOCK.  At the Closing, Dataware shall
     ----------------------------------------
sell, assign, transfer and deliver to IHSG, or to one or more IHSG subsidiaries designated by IHSG, the Dataware Subsidiaries' Stock, free and clear of all claims, liens, charges, security interests or other encumbrances.


6.   CONSIDERATION.  The consideration provided by the parties with respect to
     -------------
the transactions contemplated by this Agreement is as follows: Dataware is exchanging the Dataware Services Business, including the Dataware Subsidiaries' Stock, for the CMC Stock plus payment by IHSG to Dataware of the sum of Six Million Dollars ($6,000,000), subject to adjustment as provided in Section 10.


7.   CLOSING.  The Closing of the transactions contemplated by this Agreement
     -------
shall be held at 10:00 a.m. Eastern Standard Time on September 30, 1997 at such locations as are agreed upon by the parties. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date". At the Closing, the parties shall deliver the funds, certificates and documents specified in
Section 8 and 9.


8.   CONDITIONS TO CLOSING.
     ---------------------

8.1 The obligation of Dataware to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Dataware) as of the Closing of the following conditions:

     (i) All corporate or other action necessary to authorize the execution, delivery and performance of each of the Transaction Documents by IHSG and the consummation of the transactions contemplated by each of the Transaction Documents shall have been duly and validly taken by IHSG.

     (ii) The representations and warranties of IHSG set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

     (iii) Dataware shall have received (i) a certificate dated as of the Closing Date, signed by the Secretary or Assistant Secretary of IHSG and certifying as to (A) the Certificate of Incorporation and By-Laws of IHSG and CMC and the incumbency of officers executing each of the Transaction Documents to which IHSG is a party, and (B) resolutions of the Board of Directors of IHSG authorizing the execution, delivery and performance by IHSG of each of the Transaction Documents to which IHSG is a party, (ii) a certificate, dated as of the Closing Date, signed by an authorized officer of IHSG and certifying as to the fulfillment of the conditions set forth in this Section and the compliance of IHSG with the covenants to be performed by it before the Closing, and (iii) the legal opinion of Stephen Green, counsel to IHSG, as to such matters as Dataware reasonably may request.

     (iv) Dataware shall have received copies of resignations from each of the officers and directors of CMC whose resignations shall have been requested by the Dataware prior to the Closing.

     (v) There shall not have been a material adverse change in the assets, business, condition (financial or otherwise) or results of operations of CMC since the date hereof.

     (vi) IHSG or its designee shall have made the offers of employment referred to in Section 13.

     (vii) IHSG shall have executed and delivered the Distribution Agreement to Dataware.

     (viii) All CMC Options shall have been terminated in accordance with their terms and be without further force and effect (provided that such termination may be subject to the issuance of the Dataware Options).

     (ix) No action, suit or proceeding shall have been instituted before or threatened by any court or governmental or regulatory body to restrain, modify or prevent the consummation of the transactions contemplated hereby, or that has or may have, in the reasonable opinion of Dataware, (a) the effect of restraining, modifying or preventing the consummation of such transactions or (b) a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of CMC.

     (x) IHSG and each of its affiliates, as applicable, shall (1) have capitalized all intercompany payables owed to it by CMC, (2) have terminated all tax sharing agreements between CMC and its affiliates such that no party shall have any further rights thereunder, and (3)
            by a release in the form of Exhibit B hereto, have released and
                                        ---------
            discharged CMC from any and all claims, demands and liabilities whatsoever arising or accruing before the

            Closing under each and every agreement, arrangement, law, regulation or state of facts except for such matters as are explicitly covered in this Agreement.

     (xi) IHSG shall have executed and delivered to Dataware a Sublease in the form of Exhibit C hereto (the "Sublease").
                    ---------

     (xii) Dataware shall have received a schedule of the Closing Date CMC Receivables, which schedule shall include an aging of such receivables, and a balance sheet of CMC as of September 30, 1997 (the "Closing Date CMC Balance Sheet"). The Closing Date CMC Balance Sheet will reflect, and CMC will have, as of the Closing, shareholders' equity of at least $2.93 million, of which at least $1.75 million will be cash. CMC will have, on the Closing Date, no material liabilities of a nature required to be reflected on a balance sheet prepared in accordance with US generally accepted accounting principles ("GAAP"), that are not reflected or reserved in the Closing Date CMC Balance Sheet, nor any other material liabilities.

     (xiii) Dataware shall have received such other instruments or documents as may be reasonably required by Dataware as necessary or appropriate to carry out the transactions contemplated hereby.

     (xiv) The form and substance of all legal matters contemplated herein and all papers delivered hereunder shall be acceptable in the reasonable judgment of Dataware and its counsel.

8.2 The obligation of IHSG to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by IHSG) as of the Closing of the following conditions:

     (i) All corporate or other action necessary to authorize the execution, delivery and performance of each of the Transaction Documents by Dataware, Dataware UK and the Dataware Subsidiaries and the consummation of the transactions contemplated by each of the Transaction Documents shall have been duly and validly taken by Dataware, Dataware UK and the Dataware Subsidiaries.

     (ii) The representations and warranties of Dataware set forth in this Agreement shall be correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

     (iii) IHSG shall have received (i) a certificate dated as of the Closing Date, signed by the Secretary or Assistant Secretary of Dataware or Dataware UK and certifying as to (a) the Certificate of Incorporation, By-laws and other governing documents of Dataware, Dataware UK and the Dataware Subsidiaries, and incumbency of officers executing each of the Transaction Documents to which Dataware, Dataware UK and the Dataware Subsidiaries is party, and
            (B) the resolutions of the Board of Directors of Dataware and Dataware UK authorizing the execution, delivery and performance by Dataware and Dataware UK, respectively, of each of the documents to which it is a party, (ii) a certificate, dated as of the Closing Date, signed by the President or Vice President of Dataware and certifying as to the fulfillment of the conditions set forth in this Section and the compliance of Dataware with the covenants to be performed by it before the Closing, and (iii) the legal opinion of Palmer & Dodge LLP, counsel to Dataware, as to such matters as IHSG reasonably may request.

     (iv) IHSG shall have received copies of resignations from each of the officers and directors of the Dataware Subsidiaries whose resignations shall have been requested by IHSG prior to the Closing.

     (v) There shall not have been a material adverse change in the assets, business, condition (financial or otherwise) or results of operations of the Dataware Services Business since the date hereof.

     (vi) Dataware shall have executed and delivered the Distribution Agreement to IHSG.

     (vii) No action, suit or proceeding shall have been instituted before or threatened by any court or governmental or regulatory body to restrain, modify or prevent the consummation of the transactions contemplated hereby, or that has or may have, in the reasonable opinion of IHSG, (a) the effect of restraining, modifying or preventing the consummation of such transactions or (b) a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Dataware Services Business.

     (viii) Dataware and each of its affiliates, as applicable, shall (1) have capitalized all intercompany payables owed to it by any of the Dataware Subsidiaries and (2), by a release in the form of Exhibit B hereto, have released and discharged the Dataware
               ---------
               Subsidiaries from any and all claims, demands and liabilities whatsoever arising or accruing before the Closing under each and every agreement, arrangement, law, regulation or state of facts except for such matters as are explicitly covered in this Agreement.

     (ix) IHSG shall have received such other instruments or documents as may be reasonably required by IHSG as necessary or appropriate to carry out the transactions contemplated hereby.

     (x) The form and substance of all legal matters contemplated herein and all papers delivered hereunder shall be acceptable in the reasonable judgment of IHSG and its counsel.

9.   DELIVERIES.  At the Closing, the parties shall deliver or cause to be
     ----------
     delivered the following:

9.1 IHSG shall deliver to Dataware: (i) certificates representing the CMC Stock, duly endorsed in blank for transfer, (ii) the sum of $6,000,000 (as adjusted pursuant to Section 10) by wire transfer of immediately available funds, and (iii) all minute books, stock records, and other corporate records of CMC.

9.2  (i)     Dataware UK shall deliver to IHSG or its designated subsidiary at the principal office of IHSG or such subsidiary, as the case may be, such of the Acquired Dataware Assets as are to be delivered by Dataware UK and are capable of being transferred upon delivery, whereupon title shall pass on delivery.

     (ii) Dataware and Dataware UK shall deliver to IHSG, or its designated subsidiaries, such conveyances, bills of sale and other documents necessary to effect the sale, assignment, transfer and delivery of the other Acquired Dataware Assets from Dataware and Dataware UK to IHSG and its designated subsidiaries.

9.3 Dataware shall deliver to IHSG (i) certificates or other instruments, as applicable, representing the Dataware Subsidiaries' Stock, together with all endorsements and other documents necessary to transfer good and valid title to the Dataware Subsidiaries' Stock to IHSG or its designated subsidiaries and (ii) all minute books, stock records, and other corporate records of the Dataware Subsidiaries that are not located at the Dataware Subsidiaries.

9.4 IHSG and each applicable subsidiary shall deliver to Dataware and Dataware UK one or more Assumption Agreements with respect to the Assumed Liabilities in the form of Exhibit D hereto.
                                ---------

9.5 Dataware and IHSG shall execute and deliver the Distribution Agreement and such other certificates, instruments and opinions as are contemplated by Sections 8.1 and 8.2.

9.6 IHSG will, from time to time after the Closing Date, take such additional actions and execute such further documents as Dataware may reasonably request in order to more effectively sell, assign, transfer and deliver the CMC Stock and/or to confirm IHSG's assumption of the Assumed Liabilities.

9.7  (i)    Dataware and Dataware UK will, from time to time after the Closing
            Date, take such additional actions and execute and deliver such further documents as IHSG may reasonably request in order to more effectively sell, assign, transfer and deliver the Acquired Dataware
            Assets and the Dataware Subsidiaries' Stock and to place IHSG and/or its designated subsidiaries in position to operate and control the Dataware Services Business.

     (ii) Notwithstanding anything herein to the contrary, this Agreement shall not constitute an agreement (a) by Dataware or Dataware UK to assign any contract listed on Schedule 1.2 or (b) by CMC to assign
                                          ------------
            either lease referred to in Section 4.2, or any claim, right, or benefit arising from any such contract or lease if such agreement to assign, without the consent of a third party, would constitute a breach thereof or in any way adversely affect the rights of IHSG thereunder. The parties agree to use their best efforts to obtain all such required consents promptly after the Closing. Until such consent or an appropriate novation is obtained (at which time the respective contract or lease shall become an Assumed Dataware Contract Obligation), Dataware and IHSG shall cooperate with each other in any arrangement designed to provide for IHSG the benefits of, and permit IHSG to assume all liabilities and obligations under, any such contract or lease; provided, however, that such arrangements shall be for the benefit and protection of Dataware and/or CMC in respect of liabilities or obligations thereunder arising after the Closing Date.

10.  PURCHASE PRICE ADJUSTMENTS.  The Six Million Dollar cash payment to be made
     --------------------------
by IHSG to Dataware at the Closing shall be adjusted at the Closing and thereafter as follows:

10.1 At the Closing, such payment shall be (i) either (a) increased by the amount by which the current assets of the Dataware Services Business exceeded the liabilities, after deduction (from such liabilities) of all amounts representing intercompany loans (any such excess is referred to herein as "Working Capital") of the Dataware Services Business at July 31, 1997, or (b) decreased by the amount by which such current assets were less than such liabilities, in each case as shown on the pro forma balance sheet attached as Schedule 10 hereto and (ii) increased by the amount of all cash
                 -----------
     received since July 31, 1997 by IHSG or its affiliates with respect to the receivables of CMC.

10.2 (i) As of the date 150 days after the Closing Date, the parties shall determine (a) the difference between the Working Capital of the Dataware Services Business on the Closing Date and the Working Capital of the Dataware Services Business at July 31, 1997, (b) the amount of the Closing Date Dataware Receivables that have not been collected in full, despite reasonable efforts by IHSG or its subsidiary, less One Million Dollars, but not less than zero, and
            (c) the amount of the Closing Date CMC Receivables that have not been collected in full, despite reasonable efforts by Dataware or its subsidiary, less One Million Dollars, but not less than zero. In the event of a disagreement, the determination shall be referred to a firm of public accountants acceptable to both parties, whose determination shall be conclusive.

     (ii) If (b) exceeds (a+c), Dataware shall pay the amount of such excess to IHSG, and, if (a+c) exceeds (b), IHSG shall pay the amount of such excess to Dataware, in either case within thirty days of receiving notice of the determination.

     (iii) After the determination pursuant to clause (i), either party may elect to receive an assignment from the other of all rights with respect to any uncollected receivable originating with the assignee as to which the assignor has ceased collection efforts and shall have no obligation thereafter to account to the assignor for any proceeds thereof.

11.  REPRESENTATIONS AND WARRANTIES OF IHSG.  IHSG represents and warrants to
     --------------------------------------
Dataware as follows:

11.1 (i) IHSG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. IHSG has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by IHSG to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by IHSG and constitutes a legal, valid and binding obligation of IHSG, enforceable against IHSG in accordance with its terms.

     (ii) Except as set forth on Schedule 11.1, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) violate, conflict with or result in the breach of any of the terms or conditions of, or require any party's consent or approval under any instrument, contract, or other agreement to which IHSG or CMC is a party or by which any of CMC's assets or properties is bound; (b) result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which CMC is a party or by which it or any of its assets or properties is bound; (c) violate any law, ordinance or regulation or any order, judgment, injunction, decree, permit or other requirement of any court, arbitrator or governmental or regulatory body applicable to IHSG or CMC or by which any of CMC's assets, properties or securities is bound; (d) require any filing with, notice to, or permit, consent or approval of, any other governmental or regulatory body; or (e) result in the creation of any lien or other encumbrance on the assets, properties or securities of CMC; excluding from the foregoing clauses any exceptions thereto that, in the aggregate, would not have a material adverse effect on CMC's business or on the ability of IHSG or CMC to consummate the transactions contemplated hereby.

11.2 IHSG has good and valid title to the CMC Stock, free and clear of any liens, claims or encumbrances of any kind. Upon delivery to Dataware of certificates representing the CMC Stock, duly endorsed by IHSG for transfer to Dataware, good and valid title to the CMC Stock will pass to Dataware, free and clear of any liens, claims and encumbrances of any kind, other than those arising from acts of Dataware or its affiliates.

11.3 CMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon.

11.4 The authorized capital stock of CMC consists of 20,000,000 shares of Common Stock, par value $.001 per share, of which 8,193,362 shares, constituting the CMC Stock, are duly authorized and validly issued and outstanding, fully paid and nonassessable. IHSG is the record and beneficial owner of the CMC Stock. Except for the CMC Stock, there are no shares of capital stock or other equity securities of CMC outstanding. The CMC Stock has not been issued in violation of, and is not subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any provision of applicable law, the Certificate of Incorporation or By-laws of CMC, any contract, agreement or instrument to which CMC is subject, bound or a party or otherwise. The CMC Stock is not subject to any purchase option, call, right of first refusal, preemptive or similar rights under any provision of applicable law, the Certificate of Incorporation or By-laws of CMC, or any contract, agreement or instrument to which CMC is subject or bound. Except for the CMC Options, there are no commitments pursuant to which CMC is or may become obligated to issue any shares of capital stock or other securities.

11.5 The Closing Date CMC Balance Sheet will comply in all respects with the requirements of Section 8.1(xii), and will present fairly the financial position of CMC as of the Closing Date. CMC will have good and valid title to the assets set forth or reflected on the Closing Date CMC Balance Sheet, free and clear of any liens, changes, security interests or other encumbrances.

11.6 (i)  Except as set forth on Schedule 11.6, the accounts receivable on the
                                 -------------
          Closing Date CMC Balance Sheet will have arisen from bona fide transactions in the ordinary course of business and will, in all material respects, accurately reflect, in accordance with GAAP, the accounts receivable of CMC as of the date thereof.

     (ii) Since June 30, 1997, there has been no change in accounting practices with respect to CMC. The books and records of CMC fairly, accurately, and completely present the financial position and all transactions of CMC in a form sufficient to permit an audit of the historical financial statements of CMC to comply with Dataware's filing obligations under the Securities Act of 1933 or the Securities Exchange Act of 1934 (collectively, the "Securities Acts").

11.7  Schedule 11.7 sets forth the revenue of CMC for the twelve month period
      -------------
      ending June 30, 1997 and the customers from which such revenue was derived.

11.8  Attached as Schedule 11.8(a) is a list of all employees of  CMC ("CMC
                  ----------------
      Employees") together with their base salary, bonus, commissions, and other incentive compensation for each such employee. Attached as Schedule
                                                                  --------
      11.8(b) is a list of all employment agreements, compensation plans, bonus
      -------
      plans, incentive compensation plans, profit sharing plans, stock purchase plans, life insurance, medical insurance, pension plans, welfare benefit plans and other plans and arrangements providing benefits for CMC Employees (collectively, "CMC Plans"). CMC is in compliance in all material respects with the provisions of the CMC Plans. There is no union representing the interests of any of the CMC Employees, and there are no such CMC Employees seeking or attempting to organize union representation.

11.9  Except as set forth on Schedule 11.9, there are no pending suits, actions,
                             -------------
      administrative proceedings, hearings, arbitrations or other proceedings pending or, to the best knowledge of IHSG and CMC, threatened (i) to which IHSG is a party and that individually or in the aggregate would have a material adverse effect upon the assets or business of CMC or the transactions contemplated hereby or (ii) to which CMC is a party or by which CMC or any of its assets are bound.

11.10 CMC has filed all Tax reports and returns required to be filed by it and has paid or will timely pay all Taxes and other charges shown as due on such reports and returns. CMC is not delinquent in the payment of any material Tax assessment or other governmental charge (including without limitation applicable withholding taxes). Any provision for Taxes reflected in the Closing Date CMC Balance Sheet will be adequate for payment of any and all Tax liabilities for periods ending on or before the Closing Date, and there are no Tax liens on any assets of CMC except liens for current taxes not yet due. No audit of any Tax return filed by

      CMC is in progress and CMC has not been notified by any Tax authority that any such audit is contemplated or pending. Neither IHSG nor CMC knows of any Tax deficiency or claim for additional Taxes asserted or threatened to be asserted against CMC by any Taxing authority, nor of any grounds for any such assessment.

11.11 CMC is the owner of all right, title and interest in and to, or is licensed or otherwise possesses the right to use, all patents, patent applications, copyrights, trademarks, service marks, trade secrets, know-how, and all other technology and intangible property (collectively, "Proprietary Rights") material to its business as presently conducted, and such Proprietary Rights and CMC's rights therein will remain in full force and effect following the consummation of the transactions contemplated hereby. None of the present activities or, to the best knowledge of IHSG and CMC, the contemplated activities under planning or development, of CMC infringe on any Proprietary Rights of others, and neither IHSG nor CMC has received any claim or notice of any claim to that effect.

11.12 Schedule 11.12 contains a list of all branded content agreements to which
      --------------
      CMC is or has been a party and for which CMC retains any obligation. Except to the extent disclosed on Schedule 11.12, neither CMC nor any
                                        --------------
      other party is in default under any such agreement.

12.   REPRESENTATIONS AND WARRANTIES OF DATAWARE. Dataware represents and
      ------------------------------------------
      warrants to IHSG as follows:

12.1  (i)  Dataware is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Dataware UK is a corporation duly organized and validly existing under the laws of the United Kingdom. Each Dataware Subsidiary is a corporation duly organized and validly existing under the laws of its jurisdiction of organization set forth opposite its name in Schedule 12.1. Each of
                                                       -------------
           Dataware and Dataware UK has all requisite corporate power and authority, as applicable, to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, as applicable. All corporate acts and other proceedings required to be taken by Dataware and Dataware UK to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, as applicable, have been duly and properly taken. All corporate and other proceedings, if any, required to be taken by each of the Dataware Subsidiaries to authorize the execution, delivery and performance of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been, or will prior to the Closing Date be, duly and properly taken. This Agreement has been duly executed and delivered by Dataware and constitutes a legal, valid and binding obligation of Dataware, enforceable against Dataware in accordance with its terms. Each of the Transaction Documents executed or to be executed by any of Dataware, Dataware UK or the Dataware Subsidiaries has been or, prior to the Closing Date, will be duly executed by Dataware, Dataware UK and the Dataware Subsidiaries, as applicable, and will constitute a legal, valid and binding obligation of Dataware, Dataware UK or the respective Dataware Subsidiary, as applicable, enforceable against such entity in accordance with its terms.

     (ii)  Except as set forth on Schedule 12.1, the execution, delivery and
                                  -------------
           performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) violate, conflict with or result in the breach of any of the terms or conditions of, or require any party's consent or approval under, any instrument, contract, or other agreement to which Dataware, Dataware UK, or any of the Dataware Subsidiaries is a party or by which any of the Acquired Dataware Assets or any of the assets or properties of any of the Dataware Subsidiaries is bound; (b) result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement constituting part of the Assumed Dataware Contract Obligations or to which any of the Dataware Subsidiaries is a party or by which any of the assets or properties of any of the Dataware Subsidiaries is bound; (c) violate any law, ordinance or regulation or any order, judgment, injunction, decree, permit or other requirement of any court, arbitrator or governmental or regulatory body applicable to Dataware, Dataware UK, or any of the Dataware Subsidiaries or by which any of the Acquired Dataware Assets or any of the assets, properties or securities of the Dataware Subsidiaries is bound; (d) require any filing with, notice to, or permit, consent or approval of, any other governmental or regulatory body; or (e) result in the creation of any lien or other encumbrance on the Acquired Dataware Assets or on the assets, properties or securities of the Dataware Subsidiaries; excluding from the foregoing clauses any exceptions to the foregoing that, in the aggregate, would not have a material adverse effect on the Dataware Services Business or on the ability of Dataware, Dataware UK, or the Dataware Subsidiaries to consummate the transactions contemplated hereby.

12.2 The Acquired Dataware Assets and the assets owned by the Dataware Subsidiaries, together with the software and intellectual property to be licensed to IHSG pursuant to the Distribution Agreement, constitute all assets relating to or necessary for the conduct and operation of the Dataware Services Business as that business has been conducted over the prior twelve months, other than the DTIS and the Third-Party Software. Dataware and Dataware UK each is the owner of all right, title and interest in and to or is licensed or otherwise possesses the right to use all Proprietary Rights material to the Dataware Services Business as presently conducted (all of which Proprietary Rights are included in the Acquired Dataware Assets, other than the computer software and intellectual property to be licensed to IHSG pursuant to the Distribution Agreement and other than any Proprietary Rights related to the DTIS and Third-Party Software), and such Proprietary Rights and the rights of IHSG or its subsidiaries therein as transferee will remain in full force and effect following the consummation of the transactions contemplated hereby. Except as set forth on Schedule 12.2, Dataware and Dataware UK, respectively, have good and
        -------------
     valid title to all of the Acquired Dataware Assets, free and clear of any liens, charges, security interests or other encumbrances, and the sale and delivery of the Acquired Dataware Assets to IHSG or its designated subsidiaries pursuant hereto shall vest in IHSG or its designated subsidiaries good and valid title to the Acquired Dataware Assets, free and clear of any liens, charges, security interests or other encumbrances.
     None of the present activities or, to the best knowledge of Dataware, the contemplated activities under planning or development of Dataware or Dataware UK with respect to the Dataware Services Business or of any Dataware Subsidiary infringe on any Proprietary Rights of others, and none of such parties has received any claim or notice of any claim to that effect.

12.3 Dataware has good and valid title to the Dataware Subsidiaries' Stock, free and clear of any liens, claims and encumbrances of any kind.

12.4 The authorized capital stock and issued and outstanding capital stock, constituting the Dataware Subsidiaries' Stock, of each of the Dataware Subsidiaries is set forth on Schedule 12.4. The outstanding shares of
                                  -------------
     Dataware Subsidiaries' Stock are duly authorized and validly issued and outstanding, fully paid and nonassessable. Dataware is the record and beneficial owner of the Dataware Subsidiaries' Stock. Except for the Dataware Subsidiaries' Stock, there are no shares of capital stock or other equity securities of the Dataware Subsidiaries outstanding. The Dataware Subsidiaries' Stock has not been issued in violation of, and is not subject to any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any provision of applicable law, the Certificate of Incorporation or By-laws or other governing documents of the Dataware Subsidiaries, any contract, agreement or instrument to which any of the Dataware Subsidiaries is subject, bound or a party or otherwise. The Dataware Subsidiaries' Stock is not subject to, any purchase option, call, right of first refusal, preemptive or similar rights under any provision of applicable law, the Certificate of Incorporation or By-laws or other governing documents of the Dataware Subsidiaries, or any contract, agreement or instrument to which any of the Dataware Subsidiaries is subject or bound. There are no commitments pursuant to which any of the Dataware Subsidiaries is or may become obligated to issue any shares of capital stock or other securities.

12.5 The pro forma balance sheets of the Dataware Services Business as of July 31, 1997 attached as Schedule 10, including the balance sheets of the
                          -----------
     Dataware Subsidiaries contained therein, present fairly the financial position of the Dataware Services Business as of the date thereof. Except as set forth on Schedule 12.5, the Dataware Subsidiaries have good and
                     -------------
     valid title to the assets set forth or reflected on the balance sheets of the Dataware Subsidiaries included in Schedule 10, in each case free and
                                           -----------
     clear of any liens, charges, security interests or encumbrances.

12.6 (i)  Except as set forth on Schedule 12.6, as of July 31, 1997, Dataware
                                 -------------
          and Dataware UK had no material liabilities with respect to the Dataware Services Business and the Dataware Subsidiaries had no material liabilities, of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, which are not reflected or reserved in the balance sheet set forth as Schedule 10.
                                                                  -----------
     (ii) Except as set forth on Schedule 12.6, as of the Closing Date,
                                 -------------
          Dataware and Dataware UK (with respect to the Dataware Services Business) and the Dataware Subsidiaries will have no material liabilities other than (i) those set forth or reflected on Schedule 10
                                                                     -----------
          and (ii) any that will have been incurred since July 31, 1997, in the ordinary course of business consistent with past practice.

    (iii) Since June 30, 1997, there has been no change in accounting practices with respect to the Dataware Services Business. The books and records of the Dataware Service Business fairly, accurately, and completely present the financial position and all transactions of the Dataware Services Business.


12.7  The accounts receivable on the balance sheets attached as Schedule 10
                                                                -----------
      arose from bona fide transactions in the ordinary course of business and, in all material respects, accurately reflect, in accordance with GAAP, the accounts receivable of Dataware and Dataware UK with respect to the Dataware Services Business and of the Dataware Subsidiaries as of the date hereof.

12.8  Schedule 12.8 sets forth the amounts invoiced with respect to the Dataware
      -------------
      Services Business during the twelve month period ending June 30, 1997 and the customers to whom such amounts were invoiced.

12.9  Attached as Schedule 12.9(a) is a list of employees of the Dataware
                  ----------------
      Services Business ("DSB Employees") together with their base salary, bonus, commissions and other incentive compensation for each such employee. Attached as Schedule 12.9(b) is a list of all employment
                            ----------------
      agreements, compensation plans, bonus plans, incentive compensation plans, profit sharing plans, stock purchase plans, life insurance, medical insurance pension plans, welfare benefit plans and other plans and arrangements providing benefits for DSB Employees (collectively, the "DSB Plans"). Dataware, Dataware UK, and the Dataware Subsidiaries, as applicable, are in compliance in all material respects with the provisions of the DSB Plans. Except as described on Schedule 12.9(c), there is no
                                               ----------------
      union representing the interests of any of the DSB Employees, and there are no such DSB Employees seeking or attempting to organize union representation.

12.10 Except as set forth on Schedule 12.10, there are no pending suits,
                             --------------
      actions, administrative proceedings, hearings, arbitrations or other proceedings pending or, to the best knowledge of Dataware, threatened (i) to which Dataware or Dataware UK is a party arising out of the Dataware Services Business or (ii) to which any of the Dataware Subsidiaries is a party or by which any of the Acquired Dataware Assets are bound.

12.11 Each of the Dataware Subsidiaries has filed all Tax reports and returns required to be filed by it and has paid or will timely pay all Taxes and other charges shown as due on such reports and returns. None of the Dataware Subsidiaries is delinquent in the payment of any material Tax assessment or other governmental charge (including without limitation applicable withholding taxes). Any provision for Taxes reflected in the balance sheet included as
      Schedule 10 is adequate for payment of any and all Tax liabilities of the
      -----------
      respective Dataware Subsidiary for periods ending on or before the Closing Date, and there are no Tax liens on any of the Acquired Dataware Assets except liens for current taxes not yet due. No audit of any Tax return filed by any Dataware Subsidiary is in progress and no Dataware Subsidiary has been notified by any Tax authority that any such audit is contemplated or pending. Dataware Subsidiary knows of no Tax deficiency or claim for additional Taxes asserted or threatened to be asserted against any Dataware Subsidiary by any Taxing authority, nor of any grounds for any such assessment.

12.12 Except to the extent disclosed on Schedule 12.12, none of Dataware,
                                        --------------
      Dataware UK, or any of the Dataware Subsidiaries is in default under any of the Assumed Dataware Contract Obligations.

13.   EMPLOYEES.
      ---------

13.1 At or before the Closing, IHSG or its designated subsidiaries will, after such consultation as may be required by any applicable law or regulation, offer or provide employment or a consulting position, as applicable, to the employees and consultants of Dataware and Dataware UK listed on
      Schedule 12.9(a) on substantially the same terms, including salary, bonus,
      -------- -------
      commissions, incentive compensation (but not stock options), and accrued vacation and sick leave and with substantially the same medical and other benefits as in effect immediately prior to the date of this Agreement as set forth on Schedules 12.9(a) and 12.9(b). If any of the employees of
                   -----------------     -------
      Dataware or Dataware UK listed on Schedule 12.9(a) do not accept such
                                        ----------------
     offer or transfer of employment with IHSG or its designated subsidiary and any of Dataware, Dataware UK, IHSG, or IHSG's designated subsidiary terminates or is deemed to have terminated such employee's employment in connection with or within sixty days after the Closing, IHSG will reimburse Dataware or Dataware UK, as applicable, for any amounts paid to such terminated employees as severance or other termination liability pursuant to applicable law or in accordance with the severance policy with respect to Dataware Services Business included on Schedule 12.9(b).
                                               ----------------
13.2 IHSG agrees that, until November 30, 1997, it (i) will continue to pay the compensation, including benefits, of each of the persons listed on Schedule
                                                                        --------
     13.2(a), on terms and conditions at least as favorable to such employees as
     -------
     in effect on the date of this Agreement, (ii) will be responsible for and pay all Taxes and will comply with all other governmental regulation related to their employment, and (iii) will permit such employees to work full-time for and under the supervision and control of CMC. CMC may, but shall have no obligation to offer employment to any such employee.

14.  ADDITIONAL AGREEMENTS.
     ---------------------

14.1 In order to induce each other to enter into this Agreement, the parties agree as follows:

     (i) For a period of three years from the Closing Date, Dataware will not, directly or indirectly through any entity over which it has control, engage in either (a) the United States or the United Kingdom ("Territory 1") or (b) Germany, Sweden, Canada, Italy, or Australia ("Territory 2") any business directly competitive with the Dataware Services Business (as such business has been conducted through the Closing Date); provided that this shall not restrict Dataware from (x) providing multimedia services of the types heretofore provided by CMC or Dataware's Ledge Multimedia Division, which shall include but not be limited to the development, maintenance and hosting of sites on the World Wide Web, and any natural extension of such business permitted by developing technology ("Multimedia Services") or (y) providing any services to any customer in either Territory if IHSG has ceased to operate the Dataware Services Business in such Territory.

     (ii) For a period of three years from the Closing Date, Dataware will not, and will not permit any entity over which it has control to, sell, license or otherwise transfer any of the software that is licensed by Dataware to IHSG pursuant to the Distribution Agreement to any Current DSB Customer (as such term is defined below) for use with a specific software application that was developed by or on behalf of such customer prior to the Closing Date. For the purposes of this section, "Current DSB Customer" shall mean any third party which, as of the Closing Date, is a party to an agreement for services to be provided by the Dataware Services Business.

    (iii) For a period of three years from the Closing Date, Dataware will not, and will not permit any entity over which it has control to, (i) intentionally or knowingly interfere with a relationship of IHSG or its subsidiaries with any Current DSB Customer, or (ii) endeavor to entice away from IHSG or its subsidiaries, in connection with the Dataware Services

          Business as operated by IHSG or its subsidiaries after the Closing Date, any Current DSB Customer.

     (iv) For a period of three years from the Closing Date, Dataware will, and will cause any entity over which it has control to, use reasonable efforts to recommend that customers for Dataware software that are located in the Territory and use or require services of the type provided by the Dataware Services Business, obtain such services from IHSG or its subsidiaries, subject to IHSG and its subsidiaries maintaining sufficient facilities, personnel and resources to support such customers in a manner consistent with the support provided by Dataware and its subsidiaries prior to the Closing Date. Such efforts may include providing IHSG or its subsidiaries with names of such customers, subject to any confidentiality or other restrictions by which Dataware or such entity may be bound, and recommending IHSG or its subsidiaries to such customers where appropriate.

     (v) For a period of three years from the Closing Date, IHSG will not, directly or indirectly through any entity over which it has control, provide Multimedia Services for entities that are customers of CMC or Dataware's Ledge Multimedia Division for the specific multimedia application that was developed for such customers as of the Closing Date.

     (vi) For a period of three years from the Closing Date, IHSG will, and will cause any entity over which it has control to, use reasonable efforts to recommend that customers of the Dataware Services Business as operated by IHSG or its subsidiaries after the Closing Date that use or require Multimedia Services or other services of the type currently or hereafter provided by CMC and are not at the time provided by IHSG or any affiliate, obtain such services from CMC or its affiliates, subject to CMC and its affiliates maintaining sufficient facilities, personnel and resources to support such customers in a manner consistent with the support provided by CMC prior to the Closing Date. Such efforts may include providing CMC or its affiliates with names of such customers, subject to any confidentiality or other restrictions by which IHSG or such entity may be bound, and recommending CMC or its affiliates to such customers where appropriate. In addition, before IHSG engages any unaffiliated third party to provide Multimedia Services, it will offer CMC or any of its affiliates the opportunity to bid on such work on terms at least as favorable as those offered to any other person.

     (vii) For a period of three years from the Closing Date, neither party and its subsidiaries and affiliates, shall, without the prior written consent of the other party, solicit, recruit or employ any person who is presently or during this non-solicitation period becomes, an employee or independent contractor of the other party, other than any current employee of Dataware or Dataware UK who elects not to accept IHSG's offer of employment following the Closing.

     (viii)  It is understood and agreed that the provisions of subsections
             (i) through (iv) do not prevent Dataware from licensing or otherwise authorizing any VAR or other reseller over which Dataware does not otherwise have control to engage in any activity referred to in such subsections.

14.2 All payments made by any third party after the Closing Date (a) in the name of or to Dataware or Dataware UK to which IHSG or its affiliates is entitled or (b) in the name of or to IHS to which CMC is entitled, in each case in accordance with this Agreement and the transactions contemplated hereby, shall be held in trust for the benefit of IHSG or CMC, as the case may be, and, promptly upon receipt of any such payment by Dataware, Dataware UK or IHSG, respectively, Dataware and Dataware UK shall pay over to IHSG, or IHSG shall pay over to Dataware, as the case may be, the amount of such payment.

14.3 Except as otherwise provided, each party shall bear its respective expenses incurred in connection with the negotiation, preparation, or execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of counsel and accountants. Dataware (but not Dataware UK) shall bear any sales, transfer, recording, registration and other similar taxes and fees in connection with the transfer of the Acquired Dataware Assets (other than any UK stamp duty payable with respect to the Transaction Documents) and the Dataware Subsidiaries' Stock. IHSG shall bear any sales, transfer, registration and other similar taxes and fees in connection with the transfer of the CMC Stock.

14.4 The parties will consult and agree with each other before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except to the extent that either party is advised by counsel that public disclosure of the transactions contemplated hereby is mandated by applicable law or regulation, in which case the party that intends to make disclosure shall use reasonable efforts to consult with the other before disclosure. The foregoing shall not require Dataware to consult with IHSG before making any filings that it is advised by counsel are required under the Securities Acts.

14.5 IHSG shall pay all amounts described in (S)4.2(ii) within thirty days after invoice by CMC or Dataware.

14.6 (i) In order to permit Dataware to comply with its obligations under the Securities Acts, IHSG shall, and shall cause each of its subsidiaries to, permit Dataware's accountants access, upon reasonable notice during ordinary business hours, to the books and records of the Dataware Services Business in order to perform such review as is necessary to enable Dataware to comply with its financial reporting obligations under the Securities Acts. IHSG shall cause its firm of certified public accountants to provide such assistance as Dataware or its accountants may reasonably request, and Dataware shall reimburse IHSG for the reasonable costs of such assistance.

     (ii) Dataware will deliver the pro forma balance sheet of the Dataware Services Business as of the Closing Date, in the same format as the balance sheet attached as Schedule 10 and showing the Closing Date
                                    -----------
          Dataware Receivables and the Assumed Dataware Payables, as soon after the Closing Date as reasonably practical.

14.7 IHSG agrees to change the names of the Dataware Subsidiaries as soon as reasonably possible after the Closing Date to remove the word "Dataware" therefrom. Following the Closing Date, neither IHSG nor any of its subsidiaries shall use the name "Dataware" or any trademark, service mark, or trade name of Dataware in such a manner as to suggest that its services are being provided by Dataware or any of its subsidiaries.

14.8 Dataware and IHSG shall use their respective best efforts to effect an orderly transition of the Dataware Services Business and CMC's business. This shall include, without limitation:

     (i) Dataware shall provide a perpetual, paid-up license to IHSG to use, for the internal use of IHSG and its subsidiaries only, those portions of DTIS that were used in the Dataware Services Business before the Closing, together with the data residing in DTIS relating to accounts of customers of the Dataware Services Business from 1996 through the Closing Date; subject to (a) IHSG's provision at its own expense of all necessary off-the-shelf software and equipment and
            (b) IHSG's payment to Dataware at Dataware's normal services rates for assisting in the conversion of the system; provided that Dataware shall not be obligated to provide such support for more than 90 days after the Closing Date unless mutually agreed. DTIS will be provided to IHSG without warranty or maintenance obligation of any kind.

     (ii) IHSG shall permit those Dataware employees located at Dataware's Boulder, Colorado facility who do not transfer employment to IHSG to continue to work at such facility for up to 90 days after Closing, including without limitation, using the equipment previously used by them in the normal course.

     (iii) To the extent that Dataware has the right to assign or sublicense any of its licenses of Third-Party Software used by any of the employees listed on Schedule 12.9(a) (other than pursuant to an
                                ----------------
            enterprise-wide license also covering employees or locations not engaged in the Dataware Services Business, Dataware will cooperate with IHSG at IHSG's expense in assigning or otherwise providing the right to use any such Software to IHSG.

     (iv) To the extent that any of the activities of either party during the 90-day transition period following the Closing Date involves the provision by one of the parties to the other of software development or support, training, or other professional services for which no cost structure is otherwise provided, the party receiving such services shall pay the party providing them at the rate of 2 times the base salary of the employee(s) performing the services, prorated for the time spent.

15.  TAXES.
     -----

15.1 IHSG shall indemnify and hold Dataware and its affiliates harmless from and against, and pay and reimburse Dataware and its affiliates for, any and all Taxes of CMC (other than Taxes of CMC reserved against in the Closing Date CMC Balance Sheet) for any taxable year or period ending on or before the Closing Date, and IHSG shall be entitled to all refunds of such taxes.

15.2 Dataware shall indemnify and hold IHSG and its affiliates harmless from and against, and pay and reimburse IHSG and its affiliates, any and all Taxes of Dataware, Dataware UK, and the Dataware Subsidiaries (other than taxes of the Dataware Subsidiaries reserved against on the balance sheets attached as Schedule 10) for any taxable year or period ending on or before
                 -----------
     the Closing Date, and Dataware shall be entitled to all refunds of such taxes.

16.  LIMITATION OF LIABILITY
     -----------------------

16.1 The indemnification provisions of Section 17 shall be the parties' sole remedy for any misrepresentation or breach of a warranty contained herein.

17.  INDEMNIFICATION.
     ---------------

17.1 The representations and warranties of IHSG contained in Section 11 herein and of Dataware contained in Section 12 herein shall survive the closing of the transactions contemplated by this Agreement and shall remain in full force and effect for a period of one year from the Closing Date.

17.2 Subject to the provisions of this Section 17, IHSG shall indemnify, defend, and hold Dataware and its affiliates harmless from and against any and all Losses resulting from or arising out of (i) any breach of any representation, warranty, or covenant of IHSG contained in this Agreement, including IHSG's covenant to assume and pay or perform the Assumed Liabilities, or (ii) the branded content agreements, except to the extent any such Loss under this clause (ii) either (a) is reserved against on the Closing Date CMC Balance Sheet or (b) arises from the nonperformance after the Closing Date of CMC's obligations under any such agreement (other than any obligation to pay minimum royalties), which obligations arise and are to be performed after the Closing Date.

17.3 Subject to the provisions of this Section 17, Dataware shall indemnify, defend, and hold IHSG and its affiliates harmless from and against any and all Losses resulting from or arising out of any breach of any representation, warranty, or covenant of Dataware contained in this Agreement, including Dataware's covenant to retain, perform, and discharge all obligations of Dataware and Dataware UK arising out of or relating to the Dataware Services Business other than those included in the Assumed Liabilities.

17.4 No indemnification shall be required from either party in respect of any misrepresentation or breach of warranty unless the aggregate of all amounts for which such indemnity would otherwise be due exceeds $50,000, in which case the indemnifying party shall be responsible only for such indemnifiable amount in excess of $50,000, and no indemnification shall be required from either party in respect of any misrepresentation or breach of warranty as to any amounts in excess of $2,000,000. Any indemnifiable liability with respect to breach of a representation or warranty shall be limited to the amount of actual damages sustained by the indemnified party by reason of such breach or nonperformance net of any insurance or tax benefits realized by the indemnified party.

17.5 Neither Dataware nor IHSG shall be entitled to make any claim for indemnification under this Section 17 with respect to the breach of any representation and warranty contained herein after one year from the Closing Date; provided, however, that, if prior to the first anniversary of the Closing Date, the indemnifying party shall have received written notification of a claim for indemnity hereunder specifying in reasonable detail the basis of any such claim, and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue as a basis for indemnity until it is finally resolved or disposed of.

18.  PROCEDURE FOR INDEMNIFICATION
     -----------------------------

18.1 Any notice of a claim for indemnification under Section 17 (which shall be given as promptly as possible) shall state with reasonable specificity the provision(s) of this Agreement with respect to which the claim is made, the facts giving rise to the claim, and if ascertainable, the amount of the liability asserted by reason of the claim. Promptly after receipt by an indemnified party under Section 17 of notice of the commencement of any action, the indemnified party shall, if a claim in respect of the action is to be made against an indemnifying party under Section 17, give notice to the indemnifying party of the commencement of the action, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party, except to the extent the indemnifying party demonstrates that the defense of the action is prejudiced by the delay (it being understood that any notice of a claim for misrepresentation or breach of warranty must be given within the applicable time period set forth in Section 17.1). In case any such action shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement of the action, the indemnifying party shall be entitled to participate in the action, and to the extent that it shall wish, to assume the defense of the action with counsel reasonably satisfactory to the indemnified party. If the indemnifying party notifies the indemnified party of its election so to assume the defense of the action, the indemnifying party shall control the defense of the action and shall not be liable to the indemnified party under Section 17, for any fees of other counsel or any other expenses, in each case subsequently incurred by the indemnified party in connection with the defense of the action (it being understood, however, that the indemnified party shall be entitled to participate in the action at its own cost and expense) unless and to the extent that representation of the indemnified party by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party. If notice is given to an indemnifying party of the commencement of any action and it does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of the action, the indemnified party may assume the defense of the action and may compromise or settle such action and the indemnifying party shall be bound by any determination made in such action or any reasonable compromise or settlement of the action effected in good faith by the indemnified party. The parties shall cooperate with each other in defense of any claims described in this Section 18.

19.  CONDUCT PRIOR TO CLOSING.
     ------------------------

19.1 During the period from the date of this Agreement and continuing until the Closing, IHSG agrees (except as expressly contemplated by this Agreement or to the extent that Dataware shall otherwise consent in writing) to cause CMC to carry on its business in the ordinary course and consistent with prior practice.

19.2 During the period from the date of this Agreement and continuing until the Closing, Dataware agrees (except as expressly contemplated by this Agreement or to the extent that IHSG shall otherwise consent in writing) to carry on the Dataware Services Business and to cause Dataware UK and the Dataware Subsidiaries to carry on the Dataware Services Business in the ordinary course and consistent with past practice.

20.  TERMINATION.
     -----------

20.1 Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

     (i)    by mutual written consent of Dataware and IHSG;

     (ii) by Dataware if any of the conditions set forth in Section 8.1 shall have become incapable of fulfillment, and shall not have been waived by Dataware;

     (iii) by IHSG if any of the conditions set forth in Section 8.2 shall have become incapable of fulfillment, and shall not have been waived by IHSG; or

     (iv) by either Dataware or IHSG, if the Closing does not occur on or prior to October 15, 1997;

     provided, however, that the party seeking termination pursuant to clause
     --------  -------
     (ii), (iii) or (iv) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

20.2 In the event of termination by Dataware or IHSG pursuant to this Section 20, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by either party. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this
     Section 20, this Agreement shall become void and of no further force or effect. Nothing in this Section 20 shall be deemed to release a party from any liability for any breach by such party of the terms and provisions of this Agreement.

21.  NOTICES.   Any notice, request, instruction or other document to be given
     -------
hereunder by any party hereto shall be in writing and shall be effective three days after being sent by registered or certified mail addressed as set forth below:

     If to IHSG:

          Information Handling Services Group Inc.
          15 Inverness Way East
          Englewood,  Colorado  80150

          Attention:   President

     with a copy to:

          TBG Services Inc.
          565 Fifth Avenue
          New York, New York 10017
          Attention:  General Counsel

If to Dataware and the Dataware Subsidiaries:

          Dataware Technologies Inc.
          222 Third Street, Suite 3300
          Cambridge, Massachusetts   02142
          Attention: President

     with a copy to:

          Palmer & Dodge, LLP
          One Beacon Street
          Boston, Massachusetts  02108
          Attention:  Matthew C. Dallett

or such other address as IHSG or Dataware hereafter shall designate to the other in conformity with the foregoing.

22.  MISCELLANEOUS.
     -------------

22.1 This Agreement, and the Exhibits and Schedules hereto (all of which are an integral part of this Agreement), constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and all prior negotiations and understanding relating to the subject matter of this Agreement are merged herein and are superseded and cancelled by this Agreement. No party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

22.2 This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto.

22.3 The headings in this Agreement, and in the Exhibits and Schedules hereto, are for the convenience of reference only and shall not limit or otherwise
     affect any of the terms or provisions hereof.   In interpreting any
     provision of this Agreement no presumption shall be drawn against the party drafting the provision.

22.4 Except as may be expressly provided in this Agreement, there are no intended third party beneficiaries to this Agreement and nothing herein shall confer any rights upon any person or entity which is not party to this Agreement.

22.5 This Agreement shall be governed by, and be construed in accordance with, the laws of the State of Colorado applicable to agreements made and to be performed within such state.

22.6 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



                  [The rest of this page intentionally blank.]

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                    INFORMATION HANDLING SERVICES GROUP INC.

                    BY: /S/ STEPHEN GREEN
                        --------------------------------
                    TITLE: VICE PRESIDENT
                           -------------------------

                    DATAWARE TECHNOLOGIES INC.

                    BY: /S/ KURT MUELLER
                        -----------------------------
                    TITLE: PRESIDENT AND CEO
                           --------------------------

Exhibits
--------
A        Distribution Agreement.
B        Form of Releases.
C        Sublease.
D        Form of Assignment and Assumption Agreement.

Schedules
---------
1.1      Acquired Dataware Assets.
1.2      Assumed Dataware Contract Obligations.
4.2      CMC Leases Assumed by IHS.
10       Pro Forma Balance Sheet of Dataware Services Business as of 7/31/97.
11.1     CMC/IHS Contracts Breached.
11.6     Accounts Receivable Discrepancies.
11.7     CMC Customers and Revenues for year ending 6/30/97.
11.8(a)  CMC Employees.
11.8(b)  CMC Employee Benefits.
11.9     CMC Litigation.
11.12    CMC Branded Content Agreements.
12.1     Subsidiaries; Required Consents.
12.2     Title to Dataware and Dataware UK Assets.
12.3     Title to Subsidiary Stock.
12.4     Authorized Capital.
12.5     Title to Subsidiary's Assets.
12.6     Material Liabilities.
12.8     Revenue and Customers of Dataware Services Business.
12.9(a)  Employees.
12.9(b)  Employee Agreements.
12.9(c)  Unions.
12.10    Litigation.
12.12    Assumed Dataware Contract Obligations In Default.
13.2     IHS Employees to work with CMC through 11/30/97.